UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Investors Real Estate Trust

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Investors Real Estate Trust 1400 31st Ave SW, Suite 60 PO Box 1988 Minot, ND 58702-1988
August 4, 2014
Dear Fellow Shareholders:
It is a pleasure to invite you to attend our 44th Annual Meeting of Shareholders to be held on Tuesday, September 16, 2014, at 7:00 p.m., CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota.
At the annual meeting, you will be asked to vote on the following items: (i) the election as trustees of the Company of the eight (8) nominees named in this Proxy Statement, each for a term of one year and until their successors are duly elected and qualified; (ii) an advisory vote on executive compensation; (iii) the ratification of Grant Thornton LLP as the Company's independent auditor for the current fiscal year; and (iv) such other matters as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.  The annual meeting will also feature a report on the operations of your Company, followed by a question and answer period. After the annual meeting, you will have the opportunity to speak informally with the trustees and officers of the Company.
The Board of Trustees recommends that you vote to (i) elect the eight (8) trustee nominees named in this Proxy Statement; (ii) approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and (iii) ratify the appointment of Grant Thornton LLP as the Company's independent auditor.
Information about the annual meeting and the formal business to be acted on by the shareholders is included in the Notice of Annual Meeting and Proxy Statement that follow. Our 2014 proxy materials and 2014 Annual Report are available online at www.proxyvote.com.
On or about August 4, 2014, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 Proxy Statement and 2014 Annual Report and vote online.  The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.  Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed, beginning August 4, 2014, paper copies of our proxy materials and a proxy card or voting form. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at www.proxyvote.com. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Trustees were enclosed.
Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your shareholder vote is important, and I encourage you to vote promptly.  I look forward to seeing you at the annual meeting.
Sincerely,
Investors Real Estate Trust

Timothy P. Mihalick
President and Chief Executive Officer

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_______________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, September 16, 2014, at 7:00 p.m. (CDT)
_______________________________
Notice is hereby given that the Annual Meeting of Shareholders of Investors Real Estate Trust (the "Company") will be held on Tuesday, September 16, 2014, at 7:00 p.m., CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703, for the following purposes:
1.	To elect as trustees of the Company the eight (8) nominees named in this proxy statement, each for a term of one year expiring at the 2015 Annual Meeting of Shareholders and until their successors are duly elected and qualified,
2.	To hold an advisory vote on executive compensation (the "say on pay vote"),
3.	To ratify Grant Thornton LLP as the Company's independent auditor for the current fiscal year, and
4.	To transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.
These items are described in the proxy statement, which is part of this notice. We have not received notice of other matters that may properly be presented at the annual meeting.
The Company's Board of Trustees has fixed the close of business on July 18, 2014, as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof.
Important Notice Regarding the Availability of Proxy Materials for the Investors Real Estate Trust 2014 Annual Meeting of Shareholders to be held on September 16, 2014:  The 2014 proxy materials and 2014 Annual Report are available at www.proxyvote.com

By Order of the Board of Trustees,

Karin M. Wentz
Secretary and Associate General Counsel

Minot, North Dakota
August 4, 2014

It is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares by one of the following methods:  vote by proxy over the Internet, by telephone or, if you received your annual meeting materials by mail, by using the instructions on your proxy card.  Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the Annual Meeting.

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Investors Real Estate Trust
1400 31st Avenue SW, Suite 60
PO Box 1988
Minot, ND 58702-1988
Telephone:  (701) 837-4738
Fax:  (701) 838-7785
_____________________________
PROXY STATEMENT
August 4, 2014
_____________________________
Proxies are solicited by the Board of Trustees (the "Board" or "Board of Trustees") of Investors Real Estate Trust, a North Dakota Real Estate Investment Trust (the "Company"), for use at the 2014 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Tuesday, September 16, 2014, at 7:00 p.m. CDT. The Annual Meeting will be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703.  Only the holders of record of the Company's common shares of beneficial interest, no par value ("Shares" or "common shares"), at the close of business on July 18, 2014 (the "Record Date"), are entitled to vote at the Annual Meeting.  The holders of the Company's 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the "Series A Preferred Shares"), and the holders of the Company's 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the "Series B Preferred Shares"), are not entitled to vote at the Annual Meeting.  As of the close of business on July 18, 2014, the Company had 114,608,557 Shares issued and outstanding, each of which is entitled to one vote at the Annual Meeting.  Thirty-three and one-third percent (33-1/3%) of the Shares outstanding on the Record Date must be present in person or by proxy to have a quorum.
The cost of soliciting proxies will be borne by the Company. The Company has engaged Morrow & Co., LLC ("Morrow") at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow a fee of $6,000 plus reimbursement of out-of-pocket expenses and disbursements currently estimated at an additional $5,000, with the final amount of such disbursements depending on the level of services actually provided. Trustees, officers and employees of the Company may, without additional compensation, solicit proxies by mail, internet, personal interview, telephone and/or telecopy.
The Company is furnishing proxy materials to its shareholders primarily via the Internet. On or about August 4, 2014, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company's proxy materials, including the 2014 Proxy Statement and the 2014 Annual Report. The Notice of Internet Availability also instructs shareholders on how to access the proxy card to be able to vote through the Internet or by telephone. Certain shareholders, in accordance with their prior requests or by decision of the Company, have received e-mail notification of how to access the proxy materials and vote via the Internet, or, beginning August 4, 2014, have been mailed paper copies of the Company's proxy materials and a proxy card or voting form.
Internet distribution of the Company's proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company's proxy materials electronically, you will continue to receive these materials via
 e-mail unless you elect otherwise.

The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of Shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company's Distribution Reinvestment and Share Purchase Plan (the "Plan"), the proxy represents a voting instruction as to the number of full Shares in such shareholder's Plan account, as well as any Shares held directly by the shareholder.

You may vote your Shares at the Annual Meeting in person.  If you cannot attend the Annual Meeting in person, or you wish to have your Shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail.  In order to vote on the Internet, you must first go to www.proxyvote.com, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.
In order to vote by telephone, you must call 1-800-690-6903, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.
To vote by mail using a proxy card, you must sign, date and mail the proxy card in the envelope provided.  You may request a proxy card from us as instructed in the Notice of Internet Availability of Proxy Materials.
To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.
All properly executed or authorized proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no vote is specified on a proxy, the Shares represented by such proxy will be voted FOR the election of each of the eight (8) nominees for trustee, FOR the advisory approval of named executive officer compensation, and FOR the ratification of the selection of Grant Thornton LLP as the Company's independent auditor.  If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.
Brokerage firms have authority to vote clients' unvoted shares on some "routine" matters. When a brokerage firm votes its clients' unvoted shares on routine matters, these shares are counted and are used to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients' unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.
The Company's proposal to ratify the selection of its independent auditor (Proposal 3) is considered a routine matter, but the election of trustees (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are not. Thus, if you hold your Shares in street name and you do not instruct your bank or broker how to vote in the election of trustees (Proposal 1) and on the advisory vote on executive compensation (Proposal 2), no votes will be cast on your behalf for those two proposals.  Your bank or broker will, however, continue to have discretion to vote any uninstructed Shares on the ratification of the appointment of the Company's independent auditor (Proposal 3). Accordingly, if you hold your Shares in street name in a bank or brokerage account, it is critical that you cast your vote if you want it to count in the election of trustees and in the advisory vote on executive compensation.
Shares entitled to vote but which, at the direction of the beneficial owner, are not voted on one or more matters ("abstentions") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the 2014 Annual Meeting. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (broker non-votes) are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.
The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the eight (8) nominees for trustee (Proposal 1), to approve (on an advisory basis) the compensation of the named executive officers (Proposal 2), and to ratify the selection of Grant Thornton LLP as the Company's independent auditor (Proposal 3).  If brokers and banks vote on their clients' behalf as directed to do so, such votes will affect the proposals as voted (either for or against).  If brokers and banks do not receive voting instructions from their clients and, accordingly, do not vote on their clients' behalf, such broker non-votes will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved. Abstentions will have the effect of a vote against the proposals.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before polls close at the Annual Meeting by delivering to Karin M. Wentz, the Secretary and Associate General Counsel of the Company, a written notice of revocation or a duly executed proxy bearing a later date, by authorizing a subsequent proxy by telephone or through the designated Internet site, or by attending the Annual Meeting and voting in person. If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions on how to revoke your proxy.
The Company's principal executive offices are located at 1400 31st Avenue SW, Suite 60, Minot, North Dakota, 58701. The Company's telephone number is (701) 837-4738, and facsimile number is (701) 838-7785.
PROPOSAL 1:  ELECTION OF TRUSTEES
General
The Articles of Amendment and Third Restated Declaration of Trust of the Company (the "Declaration of Trust") provides that the Board of Trustees shall be comprised of not less than five (5) nor more than fifteen (15) trustees.  The Board currently consists of eight (8) trustees.
At the Annual Meeting, eight (8) trustees are to be elected for a term of one year (expiring at the 2015 Annual Meeting of Shareholders) and until the election and qualification of their successors.  The persons proposed for election as trustees of the Company are Linda J. Hall, Terrance P. Maxwell, Timothy P. Mihalick, Jeffrey L. Miller, Stephen L. Stenehjem, John D. Stewart, Thomas A. Wentz, Jr. and Jeffrey K. Woodbury, each of whom is presently a member of the Board.
In the unanticipated event that any nominee should become unavailable for election or, upon election, should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.
Vote Required
The affirmative vote of a majority of the votes of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the eight (8) nominees.  The Board recommends that the shareholders vote FOR Ms. Linda J. Hall and Messrs. Terrance P. Maxwell, Timothy P. Mihalick, Jeffrey L. Miller, Stephen L. Stenehjem, John D. Stewart, Thomas A. Wentz, Jr. and Jeffrey K. Woodbury.
Nominees
The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of July 1, 2014, principal occupation, the year they each first became a trustee, their current Board committee memberships, and the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as trustees of the Company.  With the exception of Ms. Hall, who is a director of Amedisys, a NASDAQ-listed healthcare company, and Mr. Stewart, who is a director of Command Center, Inc., a staffing company quoted on the OTC Markets, no nominee currently serves as a trustee or board member for any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Nominee	Principal Occupation	Age	Trustee Since	Board Committee Membership
Linda J. Hall
Entrepreneur-in-Residence, Carlson School of Management, University of Minnesota; Consultant

Linda J. Hall, PhD, was appointed a trustee of the Company on September 21, 2011. Since 2008, Ms. Hall has been Entrepreneur-in-Residence at the Carlson School of Management, University of Minnesota, and she is currently a consultant to start-up companies and non-profit entities.  A Phi Beta Kappa graduate of the University of Michigan, Ms. Hall has a Ph. D from the University of Minnesota. She has served as an executive with public and private companies, including service as the Chief Executive Officer of MinuteClinic from 2002 to 2005. Ms. Hall has served on a number of public and private boards of directors, including the boards of three NASDAQ-listed companies, MTS Systems Corporation, from 1995 to 2006, August Technology, from 2002 to 2006, and HealthFitness Corporation, from 2001 to 2010. In addition to service on the Company's Board of Trustees, Ms. Hall currently serves on the boards of Amedisys (NASDAQ: AMED), Ascension Health Ventures, DentaQuest and Laastari/R-Clinic, Ltd. Ms. Hall brings the following experience, qualifications, attributes and skills to the Board: general business management, healthcare industry, marketing strategy and strategic planning experience from her executive-level positions with public and private companies, and extensive experience with corporate governance and compensation practices from her service on numerous non-profit, private and public company boards of directors.
		65	2011	Compensation (Chair); Nominating and Governance
Terry P. Maxwell
Managing Director, Director of Corporate Development and Strategic Investment, and member of the Executive Committee, Robert W. Baird & Co. Incorporated

Terrance (Terry) P. Maxwell has served as a trustee of the Company since November 6, 2013. Since May 2014, Mr. Maxwell has been a Managing Director and member of the Executive Committee of Robert W. Baird & Co. Incorporated,  an employee-owned, international wealth management, capital markets, private equity and asset management firm with offices in the United States, Europe and Asia. He is also Director of Corporate Development and Strategic Investment at Baird. In these capacities, Mr. Maxwell assists in determining the strategic direction and strategic investment activities of the firm. From August 2006 through May 2010, and again from August 2011 through May 2014, Mr. Maxwell was a Lecturer at the University of Wisconsin-Madison, where he taught courses on corporate financing, corporate restructuring, investment banking and mergers and acquisitions. Since May 2011, Mr. Maxwell has been a member of the board of The Center for Advanced Studies in Business, a not-for-profit entity affiliated with the University of Wisconsin – Madison. From March 2011 through May 2011, Mr. Maxwell provided management consulting services to Baird Private Equity and one of its portfolio companies, Flatirons Solutions Corporation, and from June 2011 through May 2012 he served on the board of Flatirons. Since 2006 Mr. Maxwell has also been active as a private investor. From January 2012 through September 2013, Mr. Maxwell served as co-CEO of a start-up company, The Art Commission, LLC, where he continues to be a director. From 1986 to 2006, Mr. Maxwell advised companies on strategic growth and financing initiatives as an investment banker with Baird, where he served as head of Investment Banking from 1997 to 2006. Mr. Maxwell has served on the board of Baird and a number of Baird-affiliated companies. Currently, he is a member of the board of the Greenhouse Funds, an independent asset management company in which Baird has a strategic investment. Mr. Maxwell received an MBA from the Kellogg School of Management at Northwestern University in Evanston, Illinois. Mr. Maxwell brings the following experience, qualifications, attributes and skills to the Board: general business management, capital markets, investment banking, finance and strategic planning experience from his over twenty years in investment banking at Baird; insight into governance and management best practices from his years of advising boards on strategic transactions and his experience as a director of various companies and non-profit organizations; and extensive business and personal contacts in the finance and investment banking fields.

		53	2013	Compensation; Nominating and Governance

Nominee	Principal Occupation	Age	Trustee Since	Board Committee
Timothy P. Mihalick
President and Chief Executive Officer of the Company

Timothy Mihalick has served as a trustee of the Company since 1999, and has been employed by the Company since 1981.  Mr. Mihalick was Senior Vice President and Chief Operating Officer of the Company from 1997 to September 2009, and is currently the Company's President and Chief Executive Officer, since 2009. Mr. Mihalick is a former Vice President of Odell-Wentz & Associates, L.L.C., the Company's former adviser. He is active in a number of local philanthropic organizations. Mr. Mihalick brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience from his lengthy service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company and with Odell-Wentz & Associates; familiarity with the various real estate markets in which the Company operates through his service as an executive with the Company; and extensive personal and business contacts and familiarity with business conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 30 years.
	55	1999	Executive
Jeffrey L. Miller Chairman
Private Investor;
Managing Partner of Miller Properties, LLP and of K&J Miller Holdings LLP, privately-held real estate limited liability partnerships

Jeffrey Miller has served as a trustee of the Company since 1985, and as Chairman of the Board of Trustees of the Company since 2002.  Mr. Miller has been a private investor for the past five years, and is currently the managing partner of two privately-held real estate limited liability partnerships.  From 1970 to 2006, he was the President of M&S Concessions, Inc., a food service and facility-management company. From 1978 until the sale of the company in 1994 he was the President of Coca-Cola Bottling of Minot, North Dakota. Mr. Miller brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience from his more than 40 years as an executive in the soft drink, food and beverage and management industries; real estate investment experience from his role as managing partner in various private real estate partnerships; a focus on shareholder interests by virtue of his significant personal investment in the Company; and in-depth familiarity with business and investment conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in the state for more than 40 years.
	70	1985	Chairman of the Board of Trustees; Audit; Nominating and Governance; Executive (Chair)
Stephen L. Stenehjem
President & Chief Executive Officer of Watford City BancShares, Inc., a bank holding company;
President & Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association

Stephen Stenehjem has served as a trustee of the Company since 1999.  Since 1992 he has been the President and Chief Executive Officer of Watford City BancShares, Inc., a bank holding company, and President and Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association.  Mr. Stenehjem brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience through his position as chief executive of Watford City BancShares and First International Bank & Trust; in-depth experience in business investment and finance through his position as chief executive of Watford City BancShares and First International Bank & Trust; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with business conditions in North Dakota, a principal market for the Company, through living and working in the state for over 40 years.
	59	1999	None

Nominee	Principal Occupation	Age	Trustee Since	Board Committee

John D. Stewart Vice Chairman
President of Glacial Holdings, Inc. and Glacial Holdings LLC, multi-family residential and commercial real estate holding companies;
President of Glacial Holdings Property Management, Inc., a property management company

John Stewart has served as a trustee of the Company since 2004.  Since 1992, he has been the President of Glacial Holdings, Inc. and Glacial Holdings LLC, private multi-family residential and commercial real estate holding companies, and of Glacial Holdings Property Management, Inc., a private property management company.  Through a number of private entities, Mr. Stewart is an investor in various business enterprises.  During the past nine years, Mr. Stewart has served as the chair of the Advisory Board of the Bank of North Dakota, a director of Corridor Investors, LLC, the Minot Family YMCA and the Minot Vocational Adjustment Workshop, and as a trustee of the Oppen Family Guidance Institute.  Mr. Stewart was employed as a Certified Public Accountant by the accounting firms of Arthur Andersen & Co. (from 1978 to 1980) and Brady, Martz & Associates P.C. (from 1980 to 1997).  Mr. Stewart brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his position as chief executive of the Glacial Holdings group of private companies and other business investments; financial and accounting experience from his over 20 years in public accounting; experience in governance and board management through his service on the Bank of North Dakota Advisory Board and the boards of various non-profit entities; and general familiarity with business and real estate conditions in North Dakota, a principal market for the Company, through living and working in the state for over 30 years.
	57	2004	Audit; Nominating and Governance (Chair); Executive
Thomas A. Wentz, Jr.
Executive Vice President and Chief Operating Officer of the Company

Thomas Wentz, Jr. has served as a trustee of the Company since 1996 and has been employed by the Company since 2000.  Mr. Wentz was General Counsel and Vice President of the Company from January 2000 to 2002, Senior Vice President of Asset Management and Finance from 2002 to 2009, and is currently the Company's Executive Vice President and Chief Operating Officer.  Prior to joining the Company in 2000, Mr. Wentz was a shareholder in the law firm of Pringle & Herigstad, P.C. from 1992 to 1999.  Mr. Wentz has been a director of SRT Communications, Inc., a telephone cooperative, from January 2000 to the present.  Mr. Wentz brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company; in-depth familiarity with the various real estate markets in which the Company operates, through his service as an executive with the Company; extensive knowledge of real estate finance and taxation, through his experience as an executive at the Company and previous private practice as an attorney; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive personal and business contacts and familiarity with business and real estate conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 20 years.
	48	1996	None

Nominee	Principal Occupation	Age	Trustee Since	Board Committee

Jeffrey K. Woodbury
Vice President, Acquisitions and Development, of Woodbury Corporation, a commercial real estate company

Jeffrey K. Woodbury was appointed a trustee of the Company on June 22, 2011. Since 1990, Mr. Woodbury has been Vice President of Acquisitions and Development for the Woodbury Corporation, a commercial real estate company based in Salt Lake City with a portfolio of over 11 million square feet of retail, office, hotel and industrial properties.  In addition to Mr. Woodbury's more than three decades of professional experience with the legal and development aspects of commercial real estate, he has been active in a number of community organizations, including current service on the National Advisory Board of Westminster College in Salt Lake City.  Mr. Woodbury, who received a J.D. degree from Drake University Law School, is a licensed attorney admitted to the Utah State Bar.  Mr. Woodbury brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience and real estate industry investment, development, acquisition, marketing and management experience from his approximately 28 years as an officer, director and legal counsel to the Woodbury Corporation; and extensive business and personal contacts and familiarity with real estate and general business conditions in the intermountain West region of the United States, including Colorado, Idaho, Montana, Nebraska and Wyoming, states in which the Company owns property.

	57	2011	Audit (Chair); Compensation
INFORMATION CONCERNING THE BOARD OF TRUSTEES
Attendance at Board, Committee and Annual Shareholders' Meetings
During the fiscal year ended April 30, 2014, the Board held nine meetings. All trustees are expected to attend each meeting of the Board and the committees on which they serve, and are also expected to attend each annual meeting of shareholders. No trustee attended fewer than 75% of the meetings of the Board and the committees on which they served during the past fiscal year.  All trustees attended the 2013 Annual Meeting of Shareholders.
Trustee Independence
The Board of Trustees has determined that each of Linda J. Hall, Terrance P. Maxwell, Jeffrey L. Miller, John D. Stewart and Jeffrey K. Woodbury qualify as "independent directors" in accordance with the listing standards of the New York Stock Exchange ("NYSE"). Under the NYSE listing standards (the "Standards"), no trustee of the Company will qualify as independent unless the Board of Trustees has affirmatively determined that the trustee has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Standards specify certain relationships that are deemed to preclude a finding of independence, including, for example, employment by the Company, or engaging in certain business dealings with the Company. In making these determinations, the Board reviewed and discussed information provided by the trustees and the Company with regard to each trustee's business and personal activities as they may relate to the Company and the Company's management. With respect to Mr. Maxwell, the Board considered Mr. Maxwell's employment with Robert W. Baird & Co. Incorporated, which has in the past, and may in the future, perform investment banking services for the Company, and with which the Company currently has in place an at-the-market (ATM) Sales Agreement pursuant to which the Company may from time to time sell the Company's common shares, with Baird as sales agent. The Company to date has issued no common shares under this program. As of May 2014, Mr. Maxwell is a managing director, member of the Executive Committee, and Director of Corporate Development and Strategic Investment at Baird. The Board concluded that Mr. Maxwell's service in these capacities does not constitute a material relationship with the Company, and would not interfere with Mr. Maxwell's exercise of independent judgment in carrying out the responsibilities of a Company trustee.

In addition, as required by the Standards, the members of the Company's Audit Committee, Messrs. Woodbury, Miller and Stewart, each qualify as "independent" under the Standards and under special standards established by the Securities and Exchange Commission ("SEC") for members of audit committees. Each of Mr. Woodbury and Mr. Stewart has also been determined by the Board to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.
Board Leadership Structure
As described above, the Company's Chairman of the Board, Mr. Jeffrey Miller, is an independent trustee under the Standards.  Mr. Miller has served as Chairman of the Board since 2002.  The Board of Trustees believes that the Company should maintain a Board leadership structure in which the roles of Chief Executive Officer and Chairman of the Board are separate and the Chairman of the Board is independent under the Standards.  The Company's Governance Guidelines, adopted by the Board in July 2009 and amended in December 2010, June 2013 and March 2014, state that "the Board's general policy is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons."  The separation of offices allows the Chairman of the Board to focus on management of board matters, and allows the Chief Executive Officer to focus his attention on managing the Company's business.  Additionally, the Company believes the separation of offices ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing the Chief Executive Officer's performance.
Committees
The Board has created four committees in order to more effectively direct and review the Company's operations and strategic outlook. In addition, the committees allow management to timely respond to factors affecting the ongoing operations of the Company. Management regularly consults with committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions.
The Board has established the following committees: Audit, Compensation, Executive, and Nominating and Governance. The present members of these committees are indicated in the preceding section of this proxy statement.  During the fiscal year ended April 30, 2014, the Audit Committee of the Board met five times, the Compensation Committee met four times, and the Nominating and Governance Committee met three times.  The Executive Committee did not meet in fiscal year 2014.
The Audit Committee is composed of three trustees, all of whom are independent as that term is defined by the NYSE and as defined in the rules of the SEC. Information regarding the functions performed by the Audit Committee is set forth in the "Report of the Audit Committee," beginning on page 35 of this proxy statement. The Audit Committee is governed by a written charter that has been approved by both the Audit Committee and the Board.  The Audit Committee annually reviews and assesses the adequacy of its charter.  The most recent such review was carried out at the Audit Committee's meeting in March 2014.
The Compensation Committee is composed of three trustees, all of whom are independent as defined by the NYSE. The Compensation Committee recommends to the Company's independent trustees the compensation of the executive officers of the Company, approves the Company's management succession plan, recommends to the Board the compensation of Company trustees, and attends to other matters relating to executive retention and compensation. For more information, see the "Compensation Discussion and Analysis" beginning on page 15 of this proxy statement.
The Executive Committee, which is composed of three trustees, two of whom are independent as defined by the NYSE, has all of the powers of the Board with respect to the management and affairs of the Company, subject to limitations prescribed by the Board and by North Dakota law, and may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee.
The Nominating and Governance Committee, composed of four trustees, all of whom are independent as defined by the NYSE, identifies individuals qualified to become Board members and recommends to the Board the nominees to stand for election and re-election to the Board. The Nominating and Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Board members. This assessment includes consideration of the factors specified in the Nominating and Governance Committee's charter and the trustee qualification requirements of the Company's Bylaws. These factors include age (at least 21 years of age and less than 74 years of age, in accordance with the Company's Bylaws); broad leadership experience in business, government, education, public service or in other management or administrative positions; willingness and ability to apply sound and independent business judgment; loyalty to the Company and commitment to its success; commitment to enhancing shareholder value; personal integrity; and independence, as defined in applicable laws and regulations.
The Nominating and Governance Committee generally identifies trustee nominees by first evaluating the current members of the Board of Trustees willing to continue in service.  Current members of the Board with experience and skills relevant to the Company's business and willing to continue in service are considered for re-nomination.  If any current member of the Board does not wish to continue in service, has reached the Company's mandatory retirement age of 74 years, or if the Nominating and Governance Committee decides not to nominate a current trustee for re-election, the Committee will then consider the appropriate size of the Board in determining whether to identify a new candidate for nomination.  Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and informal interviews with selected candidates.  In general, candidates for nomination to the Board are suggested by Board members or by Company employees.  In fiscal year 2014, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board candidates.
In accordance with the Company's Bylaws and with procedures adopted by the Nominating and Governance Committee in January 2004, the Nominating and Governance Committee will consider nominations from shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by submitting a written recommendation addressed to both the Chairman of the Nominating and Governance Committee and to the Company's Secretary at the following address: Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988. Submissions must be received by the Chairman and the Secretary in writing on or before the first day of June of each year for consideration for nomination for election at the next annual meeting of shareholders. Submissions must include biographical information concerning the recommended individual, including age and employment history with employer names, dates and a description of the employer's business, and must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. The Nominating and Governance Committee will not alter the manner in which it evaluates candidates, including consideration of the factors set forth in its charter, based on whether the candidate was recommended by a shareholder or was identified by other means.
All committees of the Board operate under written charters approved by the Board.  Copies of each charter and the Company's Governance Guidelines are posted on the Company's website at www.iret.com under the "Corporate Governance" heading of the "Investors" section.
In addition to the above four committees of the Board, the membership of each of which consists entirely of trustees, the Board has also established an Investment Committee. The Investment Committee may act on behalf of the Board in the best interests of the Company and its shareholders to consider, approve and effect investment plans, capital expenditures and the purchase and sale, transfer or other acquisition or disposition of property and assets, in accordance with the delegation of investment authority conferred by the Board and subject to approval levels established by the Board from time to time. Members of the Investment Committee are appointed by the Board, and consist of all of the independent trustees. The Investment Committee, which did not meet during fiscal year 2014, acted by written approval on two occasions during fiscal year 2014, to approve investment projects of the Company.
Policy Regarding Diversity
The Company does not have a formal policy regarding diversity of membership of the Company's Board of Trustees.  The Company's Nominating and Governance Committee recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, but the Committee has not attempted to define "diversity," or otherwise require that the Board include individuals from any particular background or who possess specific attributes.  Although not part of any formal policy, the Committee's goal in nominating trustee candidates is a balanced Board with members whose skills, backgrounds and experience are complementary and, together, cover the spectrum of areas that impact the Company's business.

Board Role in Risk Oversight
Company management is responsible for the day-to-day management of risks the Company faces.  The Board is actively involved in overseeing the Company's risk management.  The Board's role in the Company's risk oversight process includes receiving regular reports from members of senior management which include consideration of operational, financial, legal, regulatory and strategic risks facing the Company.  The Board does not view risk in isolation; risks are considered in virtually every business decision made, and as part of the Company's business strategy.  Accordingly, the Board also works to oversee risk through its consideration and authorization of significant matters, such as major property acquisitions and dispositions; development projects; financing transactions; operational initiatives such as the Company's transition to internally managing the majority of its commercial and multi-family residential properties; the adoption of basic Company policies such as the Company's Code of Conduct and Insider Trading Policy; and through its oversight of management's implementation of those initiatives.  In addition, each of the Company's Board committees considers risk within its area of responsibility, as follows:
•
the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements.  The Audit Committee interacts regularly in executive session with the Company's internal and independent auditors in carrying out these functions.

•
the Compensation Committee is responsible for recommending the salaries and incentive compensation for our executive officers, and oversees the Company's compensation and benefit plans to help ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on the Company.

•
the Nominating and Governance Committee is responsible for recommending trustee candidates to the Board and for developing, periodically reviewing and recommending to the Board a set of governance principles for the Company.  The Nominating and Governance Committee assists in oversight of the management of risks associated with board organization, membership and structure.

As a critical part of its risk management oversight role, the Board encourages full and open communication between management and the Board of Trustees.  Trustees are free to, and indeed often do, communicate directly with senior management.  Senior management attends the regular meetings of the Board and is available to address any questions or concerns raised by the Board on risk management-related and other matters.
Communications to the Board
The Board recommends that shareholders and other interested parties initiate any communications with the Board in writing and send them in care of the Company's Secretary.  Shareholders and other interested parties may send written communications to the Board, the Audit, Compensation and Nominating and Governance Committees of the Board or to any individual trustee c/o the Secretary, Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988, or via e-mail to trustees@iret.com. All communications will be compiled by the Secretary and forwarded to the Board, the specified Board Committee or to individual trustees, as the case may be, not less frequently than monthly. This centralized process will assist the Board in reviewing and responding to communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication.

CORPORATE GOVERNANCE
Code of Conduct and Code of Ethics for Senior Financial Officers
All of the Company's trustees and employees, including our Chief Executive Officer, Chief Financial Officer and other senior executives, are required to comply with a Code of Conduct adopted by the Board in January 2004. The Board adopted the Code of Conduct to codify and formalize certain of the Company's long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including conflicts of interest, insider trading and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of the Company, through management or Company legal counsel. Additionally, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are also subject to a Code of Ethics for Senior Financial Officers, which contains certain specific policies in respect of internal controls, the public disclosures of the Company, violations of the securities or other laws, rules or regulations and conflicts of interest.
The full text of the Code of Conduct and Code of Ethics for Senior Financial Officers is published on our website, at www.iret.com, under the "Corporate Governance" heading of the "Investors" section. The Company intends to disclose any future amendments to, or waivers of, the Code of Conduct and Code of Ethics for Senior Financial Officers on our website promptly following the date of any such amendment or waiver, or by other method required under NYSE rules.
Executive Sessions
The Board holds regular executive sessions at which our non-management and independent trustees meet without Company management or employees present. Executive sessions are held not fewer than four times per year, at each regularly-scheduled Board meeting.
Complaint Procedure
The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company's Audit Committee has adopted a complaint procedure that requires the Company to forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.  Any employee of the Company may submit, on a confidential, anonymous basis if the employee so chooses, any concerns on accounting, internal accounting controls, auditing matters or violations of the Company's Code of Conduct or Code of Ethics for Senior Financial Officers. All such employee concerns may be reported by means of the Company's whistleblower hotline or submitted in a sealed envelope to the chairman of the Audit Committee, in care of the Company's General Counsel, who will forward any such envelopes promptly and unopened.  The Audit Committee will investigate any such complaints submitted.
Audit Committee Financial Expert
The Board has determined that Mr. Jeffrey Woodbury, the Chair of the Audit Committee, and Mr. John Stewart, a member of the Audit Committee, are "audit committee financial experts," as that term is defined in rules of the SEC.  Mr. Woodbury and Mr. Stewart are also independent as defined by the NYSE Standards and special standards established by the SEC for Audit Committee members.
Audit Committee Pre-Approval Policies
Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by their independent auditors. The Company's Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved. During the year, in the event it becomes necessary to engage the independent auditor for additional services not contemplated in the original pre-approval, the Company will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The pre-approval policy requires the Audit Committee to be informed of each service performed by the independent auditor, and the policy does not include any delegation of the Audit Committee's responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee as a whole at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists, as of June 30, 2014, the most recent practicable date, the beneficial ownership of common and preferred shares of the Company and of limited partnership units ("Units") of IRET Properties, a North Dakota Limited Partnership and a subsidiary of the Company, which Units are, following the expiration of a specified holding period and the exercise by the holder of the holder's exchange right, convertible into common shares on a one-to-one basis (or cash, at the option of the Company), by (i) each trustee and nominee for trustee of the Company, (ii) the named executive officers of the Company and (iii) all trustees and executive officers of the Company as a group. The amounts shown are based on information provided by the individuals named, and Company records.  Except as otherwise indicated, the persons listed have sole voting and investment power.
Name of Beneficial Owner	Common Shares(1)		Units(2)		Percent of Class(3) of Common Shares and Units As of June 30, 2014	Series A Preferred Shares (1)		Series B Preferred Shares (1)
						Number	% of Total(4)	Number		% of Total(5)
Michael A. Bosh Executive Vice President & General Counsel	53,422		0		*	0	*	0		*
Diane K. Bryantt Executive Vice President & Chief Financial Officer	104,475		0		*	0	*	0		*
Mark W. Reiling Executive Vice President, Asset Management	42,842		0		*	0	*	8,000		*
Linda J. Hall Trustee	6,446		0		*	0	*	0		*
Timothy P. Mihalick Trustee, President & Chief Executive Officer	149,059	(6)	0		*	0	*	0		*
Jeffrey L. Miller Trustee & Chairman of the Board	509,146		6,725	(7)	*	500	*	19,300		*
Terrance P. Maxwell Trustee	5,881		0			0	*	0		*
Stephen L. Stenehjem Trustee	125,674		137,164	(8)	*	0	*	0		*
John D. Stewart Trustee	39,146		0		*	0	*	0		*
Thomas A. Wentz, Jr. Executive Vice President, Trustee & Chief Operating Officer	318,657	(7)	0		*	0	*	12,000	(10)	*
Jeffrey K. Woodbury Trustee	16,685		0		*	0	*	0		*
Trustees and executive officers as a group(11) (14 individuals)	1,455,505		143,889		1.2%	500	*	39,300		*
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of June 30, 2014.
(2)	The Units do not have voting rights but are exchangeable for common shares (or cash, at the option of the Company), upon expiration of an initial mandatory holding period and the exercise by the holder of the holder's exchange right.
(3)	Percentage of class is based on a total of 109,784,858 common shares and 21,030,298 Units outstanding as of June 30, 2014.
(4)	Percentage of total is based on a total of 1,150,000 Series A Preferred Shares outstanding as of June 30, 2014.
(5)	Percentage of total is based on a total of 4,600,000 Series B Preferred Shares outstanding as of June 30, 2014.
(6)	Mr. Mihalick disclaims beneficial ownership of 170 of these shares, which are owned by his daughter. Includes 28,850 common shares pledged as security against a line of credit.
(7)	The holding period for these Units has expired.
(8)	Owned by a partnership of which Mr. Stenehjem is the general partner. Mr. Stenehjem disclaims beneficial ownership of these Units except to the extent of his pecuniary interest in the partnership. The holding period for these Units expired February 16, 2014.
(9)	Includes approximately 220,692 common shares owned by Wenco, Ltd., a partnership of which Mr. Wentz is the general partner. Mr. Wentz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.
(10)	Owned by Wenco, Ltd. Mr. Wentz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.
(11)	Common Shares and Total Common Shares and Units columns do not total; shareholdings of certain executive officers who are not named executive officers are included in the group total.
*	Represents less than 1% of class outstanding as of June 30, 2014.

Principal Shareholder Beneficial Ownership
The following table identifies each person or group believed by the Company to beneficially own as of June 30, 2014, more than five percent (5%) of the outstanding common shares of the Company, the only class of security entitled to vote at the 2014 Annual Meeting.
Name and Address of Shareholder	Common Shares Beneficially Owned	Percent of Class

The Vanguard Group, Inc.(1) 100 Vanguard Blvd., Malvern, PA 19355	13,519,231	12.3%
Vanguard Specialized Funds – Vanguard REIT Index Fund(2) 100 Vanguard Blvd., Malvern, PA 19355	7,003,592	6.4%
BlackRock, Inc.(3) 40 East 52nd Street, New York, NY 10022	7,765,007	7.1%

(1)	Based on information of beneficial ownership as of December 31, 2013, included in a Schedule 13G filed on February 11, 2014. The Vanguard Group, Inc. reports sole voting power with respect to 292,017 shares and sole dispositive power with respect to 13,276,814 shares. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.
(2)	Based on information of beneficial ownership as of December 31, 2013, included in a Schedule 13G filed on February 4, 2014. Vanguard Specialized Funds reports sole voting and dispositive power with respect to all 7,003,592 shares.
(3)	Based on information of beneficial ownership as of December 31, 2013, included in a Schedule 13G filed on January 29, 2014. BlackRock, Inc. reports sole voting power with respect to 7,324,696 shares and sole dispositive power with respect to all 7,765,007 shares.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
Fiscal Year 2014 Performance Summary
Highlights of the Company's performance in fiscal year 2014 include:
Financial Highlights: During fiscal year 2014, the Company:
Recorded total revenues of approximately $265.5 million and Funds from Operations ("FFO") of approximately $79.9 million. FFO is a metric commonly used by real estate investment trusts to measure performance;
Signed new and renewal leases on approximately 1.4 million square feet in the Company's same-store commercial property portfolio;
Paid quarterly cash distributions on the Company's common shares, and on the limited partnership units of the Company's operating partnership, for the 44th consecutive year; and
Amended and restated the Company's line of credit to lower the floor on the interest rate to 4.75% from 5.15%.
Investment Highlights: During fiscal year 2014, the Company:
Added 445 apartment units to its multi-family residential portfolio (net of dispositions), with an additional approximately 54 units certified for occupancy;
Added approximately 138,000 square feet to its senior housing portfolio through its acquisition of two assisted living properties;
Sold 18 non-strategic industrial, retail and office properties in accordance with the Company's strategic plan; and

Began construction of a 44-unit apartment project in Williston, North Dakota; a 251-unit apartment project in Grand Forks, North Dakota; a 66-unit apartment project in St. Cloud, Minnesota (in which the Company is an approximately 86.1% partner); and a 130-unit apartment project in Minneapolis, Minnesota (in which the Company is an approximately 58.6% partner).
Fiscal Year 2014 Compensation Actions
The Company's Compensation Committee took the following compensation actions in regard to fiscal year 2014 CEO and named executive officer compensation:
Base Salaries: approved, and recommended to the Company's independent trustees for approval, a 7% increase to the base salary of Mr. Mihalick, and increases ranging from 3% to 5% to the base salaries of the other named executive officers;
Short-Term Incentive Program: Adopted FFO per share/unit as the performance goal for fiscal year 2014 under the Short-Term Incentive Program ("STIP") established pursuant to the Company's 2008 Incentive Award Plan, and established Threshold, Target and High performance levels of $0.63, $0.66 and $0.82, respectively, for fiscal year 2014; and
Long-Term Incentive Program: Adopted Three-Year Average Annual Total Shareholder Return as the performance goal for fiscal year 2014 under the Long-Term Incentive Program ("LTIP") established pursuant to the Company's 2008 Incentive Award Plan, and established Threshold, Target and High performance levels of 6.0%, 8.0% and 10.0%, respectively, for fiscal year 2014.
Fiscal year 2014 was the second year in which the Company's redesigned incentive programs were effective for the Company's executive officers. The STIP and LTIP, which were approved by the independent trustees on June 1, 2012, became effective as of May 1, 2012.
Named Executive Officers
The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the "named executive officers":  Timothy P. Mihalick, President and Chief Executive Officer; Diane K. Bryantt, Executive Vice President and Chief Financial Officer; Thomas A. Wentz, Jr., Executive Vice President and Chief Operating Officer; Mark W. Reiling, Executive Vice President, Asset Management; and Michael A. Bosh, Executive Vice President and General Counsel.
Executive Compensation Philosophy
The Compensation Committee of the Board (the "Compensation Committee" or the "Committee"), composed entirely of trustees who are independent under the listing standards of the New York Stock Exchange, operates under a written charter adopted in December 2012, and is responsible for establishing the terms of the compensation of the Company's named executive officers.  The Committee believes that the Company's compensation program for executive officers should:
•	attract and retain highly qualified executives;
•	motivate these executives to improve the Company's financial position and increase shareholder value;
•	provide total compensation that is competitive with compensation provided by other employment opportunities potentially available to Company executives;
•	promote management accountability for financial and operational performance;
•	provide a total compensation pay mix that includes both base salary and incentive components; and
•	promote teamwork and cooperation throughout the Company and within the management group.

The Committee applied these philosophies in establishing each of the elements of executive compensation for fiscal year 2014. The Committee's goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data, in order to design an executive compensation program that would attract and retain talented executives, provide incentives to executives to achieve certain performance targets, and link executive compensation to shareholder results by rewarding competitive and superior performance. Consistent with its previous determination regarding fiscal year 2013 executive officer compensation, the Compensation Committee considered that the compensation of Company executive officers should consist of a higher percentage of variable pay (i.e., incentive compensation) to fixed pay (i.e., base salary), with executive officers' base salaries being approximately 25-30% of their total compensation, and incentive compensation being approximately 65% to 70% of total compensation, divided between short-term incentive compensation (25% to 30% of total compensation) and long-term incentive compensation (approximately 40% of total compensation). The Compensation Committee further determined that executive officer base salaries should be market-adjusted, and established with reference to a peer group of real estate investment trusts of a similar size to the Company in terms of assets and revenue.
In fiscal year 2012, the Compensation Committee's independent compensation consultant, 21-Group, Minneapolis, Minnesota, conducted a peer comparison of the base salaries of the Company's executive officers. The Compensation Committee reviewed updated salary information for these companies in fiscal year 2014, comparing the Company's executive compensation to the compensation of executives at the following public real estate investment trusts (REITs) with revenues and assets comparable to the Company's:
Caplease, Inc.	Cousins Properties, Inc.	DCT Industrial Trust, Inc.
Dupont Fabros Technology, Inc.	East Group Properties, Inc.	Equity One, Inc.
First Industrial Realty Trust Inc.	First Potomac Realty Trust	Franklin Street Properties Corp.
Highwood Properties, Inc.	Inland Real Estate Corp.	Kilroy Realty Corp.
Kite Realty Group Trust	Parkway Properties, Inc.	PS Business Parks, Inc.
Washington Real Estate Investment Trust
Based on these comparisons, the Compensation Committee determined that the base salaries of the Company's executive officers should continue to be set within the mid-range of base salaries as disclosed by peer companies and in industry-specific market data.
In establishing the salaries of the Company's executive officers, the Committee also considered internal equity among executive officers, individual and Company performance, and cost to the Company, when determining levels of compensation.  The Company's executive compensation program may be changed by the Committee at any time without notice to or approval by the shareholders.  The Company is in a very competitive industry where success is based largely on the ability of senior management to identify, acquire and manage real estate properties. Therefore, to continue to properly manage and grow the Company, it may be necessary to increase the amounts payable under the Company's base salary and incentive bonus programs in order to attract and retain qualified executives.
Executive Officer Compensation Processes
The Committee meets in executive session without management present to discuss various compensation matters, including the compensation of the Company's Chief Executive Officer. In addition, the Committee annually reviews all elements of executive compensation and benefit programs for reasonableness and cost-effectiveness.  Pursuant to the Company's Declaration of Trust, the Board may form and delegate the authority of the Compensation Committee to subcommittees composed entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take. To date the Board has not made provision for the Compensation Committee to delegate any of its authority. The Company's 2008 Incentive Award Plan, which was approved by the Company's shareholders in September 2008, permits the Compensation Committee and/or the Company's Board of Trustees to grant incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously, all incentive awards granted to officers or employees were paid in cash.  The Company's Board of Trustees considers that paying incentive awards in common shares of the Company will contribute to an alignment of the interests of management, employees and trustees with those of the Company and its shareholders, as the value of equity awards is directly linked to the market value of the Company's shares. In fiscal year 2014, the Compensation Committee engaged 21-Group, Minneapolis, Minnesota as an independent consultant to advise the Committee on executive compensation matters. This consultant was engaged directly by the Committee, although it periodically interacted with management to gather relevant data. Based on information from trustees and executive officers confirming no business or personal relationships with 21-Group, and other considerations such as the services provided to the Company by 21-Group and the fees paid, the Committee concluded that the consultant is independent from the Company and that the work of the consultant did not raise any conflict of interest. 21-Group had previously, in fiscal year 2012, reviewed the Company's management compensation plans and programs and assisted the Committee in developing the executive compensation program approved by the Company's independent trustees and effective for the Company's fiscal years 2013 and 2014. In fiscal year 2014, 21-Group assisted the Committee in reviewing the base salaries of the executive officers compared to peer companies to assist the Committee in determining appropriate levels for such compensation in fiscal year 2015. The consultant did not determine the amount or form of executive and trustee compensation; its role was limited to providing data and advice to the Committee for its consideration.
Role of Management in Executive Compensation Decisions
Company management is involved in the following executive compensation processes:
•
the Chief Executive Officer, Chief Financial Officer, General Counsel, Associate General Counsel, Director of Investor Relations and/or the Company's Director of Human Resources, as requested by the Committee, develop or oversee the creation of written background and supporting materials for distribution to the Committee prior to its meetings.

•
at the request of the Committee, certain employees of the Company (generally the Director of Human Resources, the Associate General Counsel and/or the Director of Investor Relations) have collected data for the Committee on compensation levels and programs at comparable companies.

•
at approximately the end of each fiscal year, the CEO provides the Committee with comments and recommendations regarding salary levels and salary increases for members of management,  including the named executive officers (other than himself). Increases in base salary are effective as of the beginning of each fiscal year, i.e. as of May 1 each year.

Components of the Executive Compensation Program
The primary elements of the Company's executive compensation program in fiscal year 2014 were:
base salary
short- and long-term incentive awards
health and retirement programs
executive benefits and perquisites
Base Salary
Base salaries for the executive officers of the Company, including the CEO, are designed to compensate such individuals for their sustained performance.  Base salaries for fiscal year 2014 were established with the assistance of the Committee's independent consultant, 21-Group, as noted above, and by evaluating the responsibilities of the position held, the experience of the particular individual, and the Committee's desire to achieve the appropriate mix between fixed compensation and incentive compensation.  The Committee may also review salaries paid for comparable positions by other companies in the real estate industry, as discussed above. The base salaries of the executive officers are reviewed and adjusted on a fiscal year basis, based on, among other factors, the individual's performance over the past year, changes in the individual's responsibility and/or necessary adjustments to maintain base salaries that are competitive in view of prevailing wage rates and inflation, if any.

Short- and Long-Term Incentive Awards
Executive Officer Short-Term Incentive Program.
Under the STIP recommended by the Compensation Committee and approved by the independent trustees, executive officers of the Company are provided the opportunity to earn awards, payable 100% in cash, based on achieving one or more performance objectives within a one-year performance period. Each named executive officer's total award opportunity under the STIP, stated as a percentage of base salary in effect as of the first day of the performance period, for the achievement of threshold, target, and high performance requirements, is set forth in the table below:
	Threshold	Target	High
President and Chief Executive Officer Timothy Mihalick	94%	100%	200%

Executive Vice President and Chief Financial Officer Diane Bryantt	66%	70%	140%

Executive Vice President and Chief Operating Officer Thomas Wentz, Jr.	66%	70%	140%

Executive Vice President and General Counsel Michael Bosh	47%	50%	100%

Executive Vice President, Asset Management Mark Reiling	47%	50%	100%

For fiscal year 2014, STIP performance was evaluated on the following objective performance goal: Funds from Operations ("FFO") per share and unit, as reported in the Company's filings with the Securities and Exchange Commission, except that acquisitions costs and loan prepayment penalties were excluded (that is, added back to net income) in calculating FFO for purposes of the STIP. FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO as defined by NAREIT is equal to a REIT's net income, excluding gains or losses from sales of property, plus real estate depreciation.  The specific metrics underlying this objective performance goal were set by the independent trustees within the first 90 days of the one-year performance period (taking into account input from the Board of Trustees and the Chief Executive Officer). If achievement of the goal falls between threshold and target levels or between target and high levels, the amount of the associated award is determined by linear interpolation.
Under the STIP, if achievement of the established metric falls below threshold level, a STIP award will not be earned; provided, however, that on or about completion of the performance period, the independent trustees may make an assessment of the STIP and of market conditions with respect to the performance period and based on unforeseen circumstances, may in their discretion, with the unanimous consent of all independent trustees, raise or, in the case of non-Section 162(m) employees only, lower the specific metrics underlying the objective performance goal for that performance period. In the event that the independent trustees do not lower the performance goal for that performance period, and a STIP award is not awarded, the Compensation Committee may award, for retention and recognition purposes, discretionary bonuses to the Company's executive officers (excluding the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who are not eligible to receive a discretionary bonus).  The total amount available for such discretionary bonuses shall be no more than 20% of the sum of the targeted short-term incentive pool in effect as of the first day of the performance period of the executive officers eligible for such bonuses, and shall be awarded to the eligible participants at the discretion of the Compensation Committee, with input from the Chief Executive Officer; the Compensation Committee may award the entire amount to one executive, may make no discretionary bonus awards, or may divide the total bonus amount among all or some of the eligible participants, as the Compensation Committee in its discretion chooses. No discretionary bonuses were awarded to any executive officers for fiscal year 2014.

An executive must be employed on the last day of the performance period to receive a STIP award or a discretionary bonus, subject to the following exceptions: If during the performance year, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, the executive will receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event. If a Change in Control occurs during the one-year performance period, the performance goal(s) under the STIP will be prorated based on the period of time during the one-year performance period through the date of the Change in Control, and the executive will receive an award under the STIP that is prorated based on the period of employment during the one-year performance period through the date of the Change in Control. "Cause," "Disability," and "Change in Control" will have the meanings set forth in the STIP.
For fiscal year 2014, the Company's FFO calculated in accordance with the STIP was $0.63 per share/unit, which met the specified threshold level of $0.63 per share/unit established by the Board at its June 2013 meeting. Accordingly, the Company's Compensation Committee recommended, and the independent trustees approved, the following cash awards under the STIP to the named executive officers:
Timothy P. Mihalick	$390,100

Diane K. Bryantt	$172,590

Thomas A. Wentz, Jr.	$237,600

Michael A. Bosh	$103,635

Mark. W. Reiling	$101,050

Executive Officer Long-Term Incentive Program.
Under the LTIP recommended by the Compensation Committee and approved by the independent trustees, executives are provided the opportunity to earn awards, payable 50% in unrestricted shares and 50% in restricted shares, based on achieving one or more performance objectives within a one-year performance period (with the performance period for fiscal year 2014 commencing on May 1, 2013 and concluding on April 30, 2014). For fiscal year 2014, LTIP performance was evaluated based on the following objective performance goal: Three-Year Average Annual Total Shareholder Return ("TSR"), which is the average of the Annual Total Shareholder Return for common shares in each of the three consecutive fiscal years ending with and including the performance period. "Annual Total Shareholder Return," and "Three-Year Average Annual Total Shareholder Return," have the meanings set forth in the LTIP.
For the TSR performance goal for fiscal year 2014, threshold, target and high performance levels were 6%, 8% and 10% for the one-year performance period. If the TSR for the performance period falls between 6% and 8% or between 8% and 10%, TSR will be rounded to the closest TSR percentage in increments of 0.5% (e.g., 8.2% will be rounded to 8.0% and 8.3% will be rounded to 8.5%) and the LTIP award will be determined by linear interpolation. If TSR falls below the applicable threshold level, the LTIP award will not be paid.
Each executive's total award opportunity under the LTIP, stated as a percentage of the targeted award (which target is 40% of the sum of (a) the executive's base salary on the first day of the performance period, (b) the executive's STIP target, whether or not awarded, and (c) the executive's LTIP target), for the achievement of threshold, target and high performance requirements, is set forth in the table below:
	Threshold	Target	High
TSR	6.0%	8.0%	10.0%
Payout	75%	100%	200%

LTIP awards are payable 50% in unrestricted shares and 50% in restricted shares awarded at the conclusion of the performance period; the restricted shares vest on the one-year anniversary of the award date. The shares will be awarded under and in accordance with the Company's 2008 Incentive Award Plan.  These restricted shares and unrestricted shares will consist of an aggregate number of shares determined by dividing the dollar amount payable in unrestricted shares and restricted shares by the closing price per share on the last day of the one-year performance period, and will be issued within two-and-one half months of the end of the one-year performance period. The Company will pay distributions on the restricted shares; however, any cash distributions paid in respect of unvested common shares will be withheld by the Company and will be delivered to the participant (without interest and net of any required tax withholding) only if and when the unvested common shares giving rise to such distributions become vested and non-forfeitable. If, during the one-year vesting period for the restricted shares, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, or a Change in Control occurs, the restricted shares awarded under the LTIP will immediately vest. "Cause," "Disability" and "Change of Control" will have the meanings set forth in the LTIP.
The executive must be employed on the last day of the performance period to receive an LTIP award, subject to the following exceptions: if, during the one-year performance period, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, the executive will receive an award under the LTIP calculated based on actual levels of performance as of the date of such event, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event and the prorated portion of the award will immediately vest.  If a Change in Control occurs while the executive is employed by the Company during a one-year performance period, the executive will receive an award calculated in a similar manner as described in the immediately preceding sentence (provided, however, that the award will not be prorated based on the period of employment during the performance period through the date of such event) and the award will immediately vest.
Examples:
The following examples illustrate the calculation of a potential LTIP award:
1.	CEO Example:
CEO base salary as of first day of performance period:	$415,000
CEO's STIP Target (100% of base salary):	$415,000
Total:	$830,000
The CEO's LTIP award opportunity is 40% of the sum of (a) the CEO's base salary ($415,000) plus (b) the CEO's STIP Target award, whether or not awarded ($415,000), plus (c) the CEO's LTIP Target award ($553,333, or $830,000 divided by 0.60=$1,383,333, multiplied by 0.40=an LTIP target of $553,333).  If TSR at the end of the performance period is at threshold, the CEO will receive an LTIP award of 75% of the LTIP target award opportunity, or $415,000 ($553,333 multiplied by 0.75).  If TSR at the end of the performance period is at target, the CEO will receive an LTIP award of 100% of the LTIP target award opportunity, or $553,333.  If TSR at the end of the performance period is at high, the CEO will receive an LTIP award of 200% of the LTIP target, or $1,106,667.
2.	CFO Example:
CFO base salary as of the first day of performance period	$261,500
CFO's STIP Target (70% of base salary):	$183,050
Total:	$444,550
The CFO's LTIP award opportunity is 40% of the sum of (a) the CFO's base salary ($261,500) plus the CFO's STIP Target award, whether or not awarded ($183,050), plus the CFO's LTIP Target award ($296,367, or $444,550 divided by 0.60=$740,917, multiplied by 0.40=an LTIP target of $296,367). If TSR at the end of the performance period is at threshold, the CFO will receive an LTIP award of 75% of the LTIP target award opportunity, or $222,275 ($296,367 multiplied by 0.75). If TSR at the end of the performance period is at target, the CFO will receive an LTIP award of 100% of the LTIP target award opportunity, or $296,367. If TSR at the end of the performance period is at high, the CFO will receive an LTIP award of 200% of the LTIP target, or $592,733.

The following table shows the calculation of TSR for fiscal year 2014, for the established performance period from May 1, 2013 through April 30, 2014:
	Three-Year Average Annual Total Shareholder Return
	FY2010	FY2011	FY2012	FY2013	FY2014
Avg. Closing Price of Common Shares	$8.8700	$8.8400	$7.7900	$8.5100	$8.6800
$ Change from prior fiscal year's average closing share price	$(0.9900)	$(0.0300)	$(1.0500)	$0.7233	$0.1666
Dividends paid per share	$0.6845	$0.6860	$0.5615	$0.5200	$0.5200
Sum of change plus Dividends	$(0.3055)	$0.6560	$(0.4885)	$1.2433	$0.6866

Annual Total Shareholder Return		7.40%	(5.53)%	15.96%	8.07%
Three Year Average of Annual TSR		2.72%	(0.41)%	5.94%	6.17%

As shown in the table above, the  three-year average of the Company's annual TSR in fiscal year 2014 was 6.17%, which, rounded down in accordance with the terms of the LTIP, met the 6.00% threshold level specified. Accordingly, the following LTIP awards were granted to the Company's named executive officers in regard to fiscal year 2014:
	Total No. of shares	Total $ Amount (grant date fair value)
Timothy P. Mihalick	47,592	$415,000

Diane K. Bryantt	25,490	$222,275

Thomas A. Wentz, Jr.	35,092	$306,000

Michael A. Bosh	18,965	$165,375

Mark W. Reiling	18,492	$161,250
Half of the shares awarded are restricted, and will vest on the one-year anniversary of the grant date (i.e., on April 30, 2015), provided the recipient is still employed with the Company, and subject to the terms and conditions of the Company's LTIP.
Health, Retirement and Other Benefits
In an effort to attract, retain and fairly compensate talented employees, the Company offers various benefit plans to its employees, including a profit-sharing retirement plan that is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), a 401(k) benefit plan, and health, life insurance and disability plans.  These benefit plans are part of the Company's broad-based employee benefits program, and none of these plans is offered to the named executive officers either exclusively or with terms different from those offered to other eligible Company employees.
Executive Benefits and Perquisites
As noted above, the Company's named executive officers are generally offered the same employee benefits and perquisites offered to all employees.  In fiscal year 2014, the only benefits or perquisites offered to any named executive officer either exclusively or with terms different from those offered to other eligible Company employees were the following:  the use of a Company-purchased vehicle by each of Mr. Mihalick and Mr. Thomas Wentz, Jr., the Company's Chief Operating Officer; the payment of country club membership dues for Mr. Mihalick; the provision of Delta Airlines Sky Club memberships to Mr. Mihalick, Ms. Bryantt and to Mr. Thomas Wentz, Jr., and the provision of a data plan to all named executive officers in addition to the Company's standard cell phone plan for employees. The Company provides executive benefits and perquisites to retain executive talent. The total value of all perquisites received in any year by any of the named executive officers is less than $10,000, and accordingly perquisites are not included in the Summary Compensation Table below.

Compensation Elements and Basis for Compensation of Senior Executive Officers
The components of the Company's executive compensation program (base salary, incentive awards, health, retirement and other benefits, and executive benefits and perquisites) for fiscal year 2014 are discussed above.  The key factors the Compensation Committee considered in setting or approving the compensation for the named executive officers are discussed above and include the nature, scope and level of their respective responsibilities and their individual contribution to the Company's operational and financial results.  These factors were considered as a whole and no one factor was determinative of an executive's compensation, and they were based upon a subjective, non-formulaic and informal evaluation of senior executive performance by the Compensation Committee together with the CEO, as discussed above. Additionally, in the case of senior executive officers other than the CEO, the Compensation Committee generally deferred to the recommendations of the CEO.
Basis for President and Chief Executive Officer (Timothy P. Mihalick) Compensation.  Mr. Mihalick's salary for fiscal year 2014 was based on an evaluation of those factors previously described and was approved by the Compensation Committee and the independent trustees.  Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility level of Mr. Mihalick due to the Company's increased development activity and operational complexity; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Mihalick for fiscal year 2014 was granted based on the criteria and calculated in accordance with the formula described above in the Short-and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Basis for Executive Vice President and Chief Financial Officer (Diane K. Bryantt) Compensation.  Ms. Bryantt's salary for fiscal year 2014 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in workload and responsibility level of the CFO due to the Company's completed internal property management initiative, increased development activity and operational complexity and the resulting addition of accounting staff involving additional supervisory responsibilities for Ms. Bryantt; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Ms. Bryantt for fiscal year 2014 was granted based on the criteria and calculated in accordance with the formula described above in the Short- and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Basis for Executive Vice President and Chief Operating Officer (Thomas A. Wentz, Jr.) Compensation.  Mr. Wentz, Jr.'s salary for fiscal year 2014 was based on the recommendation of the CEO following his evaluation of those factors previously described and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in the responsibility level of Mr. Wentz, Jr. due to the Company's increased development activity and operational complexity and overall economic conditions, resulting in an increase in workload in the functional areas of the Company under the direct oversight of Mr. Wentz, Jr.; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Wentz, Jr. for fiscal year 2014 was granted based on the criteria and calculated in accordance with the formula described above in the Short-and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and General Counsel (Michael A. Bosh) Compensation.  Mr. Bosh's salary for fiscal year 2014 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility level of the General Counsel due to the Company's increased development activity and operational complexity, resulting in an increased workload for Mr. Bosh and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Bosh for fiscal year 2014 was granted based on the criteria and calculated in accordance with the formula described above in the Short- and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Basis for Executive Vice President, Asset Management (Mark Reiling) Compensation.  Mr. Reiling's salary for fiscal year 2014 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees.  Among the factors considered were the Company's performance in the current economic environment and the impact of economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility for Mr. Reiling due to the Company's increased dispositions and development activity, which resulted in an increased workload for Mr. Reiling and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Reiling for fiscal year 2014 was granted based on the criteria and calculated in accordance with the formula described above in the Short- and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Equity Ownership Guidelines
The Company currently has no equity ownership guidelines for executive officers. Under the Company's Governance Guidelines, all non-management trustees are required to beneficially own at least 10,000 common shares of the Company and/or limited partnership units of IRET Properties, including common shares issued as compensation for Board service. Trustees have five years to achieve this level of common share and/or Unit ownership. Trustees are required to retain at least 60% of any shares issued to them by the Company as compensation for Board service, while serving as a trustee of the Company.
Stock-based Awards, Severance and Change-in-Control
The Company has not entered into any employment or severance agreements with any officer or employee. During fiscal year 2009, the Company's Board of Trustees, and the shareholders of the Company, approved the 2008 Incentive Award Plan which permits the Committee and/or the Board to grant employees, officers, trustees and 8performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously all incentive awards granted to officers or employees were paid in cash.  The dollar values recognized in fiscal years 2014 and 2012 for financial statement reporting purposes in accordance with ASC Topic 718 for incentive bonus awards paid in common shares during fiscal years 2015 and 2013 but awarded with reference to fiscal years 2014 and 2012, respectively, are reported in the Summary Compensation Table included in this proxy statement.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount that the Company may deduct with respect to each of its named executive officers (excluding compensation that qualifies as "performance-based compensation").  In fiscal year 2014, President and CEO Timothy Mihalick was the only executive officer or employee compensated at a level that exceeded this $1 million limit. The Company believes that the compensation awarded to Mr. Mihalick under the Company's STIP and LTIP qualifies as performance-based compensation.
Current Year Compensation Decisions
In the first quarter of the current fiscal year, the Compensation Committee recommended, and the independent trustees approved, the following fiscal year 2015 base salaries for the named executive officers:
Timothy P. Mihalick	$444,050
Diane K. Bryantt	$279,805
Thomas A. Wentz, Jr.	$385,200
Michael A. Bosh	$235,935
Mark W. Reiling	$250,000

Additionally, in the first quarter of the current fiscal year, the Compensation Committee recommended, and the independent trustees approved, FFO per share and unit as the performance goal under the Company's STIP, and established the threshold, target and high performance objectives for that goal. The Compensation Committee also recommended, and the independent trustees approved, three-year average annual TSR as the performance goal under the Company's LTIP, and established threshold, target and high levels for such performance goal of 6-10%, 11% and 12%, respectively.
Compensation Committee Report
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Linda J. Hall (Chair)
Terrance P. Maxwell
Jeffrey K. Woodbury

Summary Compensation Table For Fiscal Year 2014
The table below summarizes the total compensation paid to or earned by the CEO, the CFO, and our three most highly compensated executive officers serving at the end of fiscal year 2014, based on total compensation for the fiscal year ended April 30, 2014.
Name and Principal Position	Fiscal Year	Salary ($)	Share Awards(1) ($)	Bonus(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(*) ($)	Total ($)

Timothy P. Mihalick President and Chief Executive Officer	2014	415,000	415,000	0	390,100	30,095	1,250,195
	2013	387,600	0	0	410,400	31,541	829,541
	2012	388,722	72,652	124,032	0	29,651	615,057

Diane K. Bryantt Executive Vice President and Chief Financial Officer	2014	261,500	222,275	0	172,590	31,454	687,819
	2013	248,816	0	0	184,623	30,399	463,838
	2012	239,972	45,330	77,389	0	28,767	391,458

Thomas A. Wentz, Jr. Executive Vice President and Chief Operating Officer	2014	360,000	306,000	0	237,600	19,530	923,130
	2013	341,116	0	0	253,112	19,661	613,889
	2012	332,940	62,136	106,080	0	19,186	520,342

Michael A. Bosh Executive Vice President and General Counsel	2014	220,500	165,375	0	103,635	30,627	520,137
	2013	209,885	0	0	111,240	30,294	351,419
	2012	202,308	38,238	65,280	0	29,167	334,993

Mark W. Reiling(4) Executive Vice President of Asset Management	2014	215,000	161,250	0	101,050	31,502	508,802
	2013	156,750	0	0	87,750	10,741	255,241

(1)
The amounts included in this column for fiscal year 2012 represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares awarded at the discretion of the Company's Compensation Committee under the Company's 2008 Incentive Award Plan. See the Compensation Discussion and Analysis in this proxy statement for further information on the 2008 Incentive Award Plan. The fiscal 2012 shares were granted with reference to fiscal year 2012 performance. All such shares were fully vested and unrestricted on the grant date. No shares were awarded with reference to fiscal year 2013 performance, since the established LTIP target was not met. The amount included in the column for fiscal year 2014 represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares awarded under the Company's LTIP, with reference to fiscal year 2014 performance. Half of the shares awarded were fully vested and unrestricted when issued; the other half vest on the one-year anniversary of the grant date, provided the recipient is still employed by the Company on that date, and subject to the terms and conditions of the LTIP.

(2)
The amounts included in this column represent cash payments awarded at the discretion of the Company's Compensation Committee, with reference to fiscal year 2012 performance.  See the Compensation Discussion and Analysis section in this proxy statement for further information on the Company's incentive awards for executive officers.

(3)
No non-equity incentive plan awards were made with reference to fiscal year 2012 performance, since the established performance target was not met. Cash awards were granted with reference to fiscal year 2013 and 2014 performance under the Company's STIP, since the established performance targets were met in both of those fiscal years.

(4)	Mr. Reiling became an executive officer of the Company in June 2012.

(*)    All Other Compensation for the fiscal years ended April 30, 2014, 2013 and 2014 consists of the following:
	Years	401(k) Company Contribution ($)	Health and Dental Coverage ($)	Company Contribution to Profit-Sharing Plan ($)	Life Insurance & Long-term Disability Coverage ($)	Total ($)

Timothy P. Mihalick	2014	8,987	11,710	8,925	473	30,095
	2013	11,111	10,892	8,750	788	31,541
	2012	9,937	10,385	8,575	754	29,651

Diane K. Bryantt	2014	10,346	11,710	8,925	473	31,454
	2013	10,089	10,892	8,750	668	30,399
	2012	9,404	10,385	8,359	619	28,767

Thomas A. Wentz, Jr.	2014	10,132	0	8,925	473	19,530
	2013	10,123	0	8,750	788	19,661
	2012	9,857	0	8,575	754	19,186

Michael A. Bosh	2014	9,519	11,710	8,925	473	30,627
	2013	10,075	10,892	8,750	577	30,294
	2012	9,673	10,385	8,575	534	29,167

Mark W. Reiling	2014	10,446	11,658	8,925	473	31,502
	2013	1,200	9,124	n/a	417	10,741

Grants of Plan-Based Awards Table
The following table presents information regarding share awards granted to the named executive officers with reference to fiscal year 2014 performance, under the Company's Incentive Award Plan.
Name	Grant Date	All Other Share Awards: No. of Shares	Grant-Date Fair Value ($)(1)

Timothy P. Mihalick	4/30/2014	47,592	415,000

Diane K. Bryantt	4/30/2014	25,490	222,275

Thomas A. Wentz, Jr.	4/30/2014	35,092	306,000

Michael A. Bosh	4/30/2014	18,965	165,375

Mark W. Reiling	4/30/2014	18,492	161,250

(1)	These amounts are the full grant date fair value of the awards determined in accordance with ASC Topic 718, i.e. the closing sale price ($8.72) of the Company's common shares of beneficial interest on the grant date of April 30, 2014. Half of the shares granted are fully vested and unrestricted; the other half vest on the first anniversary of the grant date (i.e., on April 30, 2015), provided the recipient is still employed with the Company, and subject to the terms and conditions of the Company's LTIP and Incentive Award Plan.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding stock awards under the Company's LTIP and Incentive Award Plan, outstanding at the end of the last completed fiscal year but which had not yet vested.
	Share Awards
Name	Number of Shares that have not vested (#)	Market Value of shares that have not vested as of 4/30/2014 ($)

Timothy P. Mihalick	23,796	207,500

Diane K. Bryantt	12,745	111,138

Thomas A. Wentz, Jr.	17,546	153,000

Michael A. Bosh	9,483	82,688

Mark W. Reiling	9,246	80,625

Stock Vested
The following table presents information regarding the vesting of common shares during the last completed fiscal year for each of the named executive officers pursuant to share awards granted under the Company's LTIP and Incentive Award Plan. All shares were fully vested and unrestricted on April 30, 2014, the date of grant. The Company has not granted any share option awards to the named executive officers.
	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy P. Mihalick	23,796	207,500

Diane K. Bryantt	12,745	111,138

Thomas A. Wentz, Jr.	17,546	153,000

Michael A. Bosh	9,483	82,688

Mark W. Reiling	9,246	80,625
Potential Payments Upon Termination or Change in Control
The Company has not entered into any employment or severance agreements with any officer or employee. Under the 2008 Incentive Award Plan, upon a change in control, restricted stock and other unvested awards may, but will not necessarily, accelerate, depending on the terms and conditions of the agreement of merger. Under the Company's STIP and LTIP, upon a change in control, the named executive officers would receive prorated Short-Term Incentive payments, and restricted shares awarded under the Long-Term Incentive Plan would immediately vest.

The following table provides information about the estimated maximum amounts to be paid to the Named Executive Officers under various scenarios as if they had occurred on April 30, 2014. The Named Executive Officers would not receive any payment in the event of a voluntary termination on their part or a termination for cause by the Company.

Name and Termination Scenario	Cash Payment ($)(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards ($)(2)
Timothy P. Mihalick - President and Chief Executive Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	207,500
Upon Death or Disability	0	0
Termination Following a Change in Control	0	207,500

Diane K. Bryantt - Executive Vice President and Chief Financial Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	111,138
Upon Death or Disability	0	111,138
Termination Following a Change in Control	0	111,138

Thomas A. Wentz, Jr. - Executive Vice President and Chief Operating Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	153,000
Upon Death or Disability	0	153,000
Termination Following a Change in Control	0	153,000

Michael A. Bosh - Executive Vice President and General Counsel
By Company For Cause(3)	0	0
By Company Without Cause	0	82,688
Upon Death or Disability	0	82,688
Termination Following a Change in Control	0	82,688

Mark W. Reiling - Executive Vice President and Chief Operating Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	80,625
Upon Death or Disability	0	80,625
Termination Following a Change in Control	0	80,625
________________
(1)
This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of April 30, 2014. No amounts would be due under the STIP as of April 30, 2014 under any of the termination or change in control scenarios shown.

(2)
Amounts in this column reflect accelerated vesting of awards of restricted common shares under the Company's LTIP, granted pursuant to the Company's 2008 Incentive Award Plan, that were outstanding at April 30, 2014. For purposes of this table the market value per restricted common share is assumed to be $8.72, the closing market price per common share at the end of the last completed fiscal year, April 30, 2014.

(3)	No payments are made and no vesting occurs if the Company terminates the executive for "cause" as defined in the LTIP.

Compensation Policies and Risk Management
The Company's Compensation Committee believes that the Company's compensation policies and practices, including its approach to setting management incentive award performance targets and evaluating performance; its establishment of appropriate caps for incentive award payouts; and the independent trustees' ability to exercise discretion in conferring awards under the Company's short-term incentive program, thus avoiding an "all-or-nothing" approach, do not promote excessive risk-taking among Company management.  The Compensation Committee further considers that the components of the Company's pay mix in fiscal year 2014 (base salary, a short-term incentive program providing for cash awards, and a long-term incentive program providing for equity awards) appropriately balance near-term performance improvement with sustainable long-term value creation.   Accordingly, the Compensation Committee does not believe the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
Retirement and 401(k) Plans
The Company's profit-sharing retirement plan is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended.  Contributions to the retirement plan by the Company are at the discretion of the Company's management, and are subject to a vesting schedule.  The Company currently expects to contribute an amount equal to 3.5% of the salary of each employee participating in the retirement plan. All employees over the age of 21 who have completed six months with at least 1,000 hours of service each calendar year are eligible to participate in the Company's 401(k) plan, and may contribute up to maximum levels established by the Internal Revenue Service. The Company currently matches, dollar for dollar, employee contributions to the 401(k) plan in an amount equal to up to 4% of the wages of each employee participating in the 401(k) plan.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2014, Mr. Jeffrey Miller, Ms. Linda J. Hall, and Mr. Jeffrey Woodbury served as members of the Compensation Committee of the Company's Board of Trustees. Mr. W. David Scott served as a member of the Compensation Committee for a portion of fiscal year 2014. None of the members of the Company's Compensation Committee currently is, or was formerly, an officer or employee of the Company.  During fiscal year 2014, none of the Company's executive officers served on the compensation committee or any similar committee of any other entity and none of the executive officers served as a director for any other entity whose executive officers served on the Company's compensation committee.
PROPOSAL 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the Company's 2011 Annual Meeting of Shareholders, a majority of the Company's shareholders voting on the non-binding advisory resolution on the frequency of executive compensation votes chose in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and adopted a policy providing for an annual advisory shareholder vote to approve the Company's executive compensation. Therefore, in accordance with that policy and pursuant to Section 14A of the Exchange Act, the Company is asking shareholders to approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation table and the related tables, notes and narrative in this proxy statement for the Company's 2014 Annual Meeting of Shareholders.
At the Company's 2013 Annual Meeting of Shareholders, the Company's advisory vote on executive compensation received the approval of approximately 94.0% of the votes cast on the proposal (62.4% of the total votes present in person or by proxy at the Annual Meeting, when including broker non-votes in the calculation). The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions, and considered the vote in reviewing and evaluating its executive compensation programs.  The Committee also considered numerous other factors in evaluating the Company's executive compensation programs as discussed in this proxy statement. While each of these factors informed the Committee's decisions regarding the named executive officers' compensation, the Committee did not implement any changes to the Company's executive compensation programs as a result of the shareholder advisory vote.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company's executive compensation program is designed to attract, retain and reward top executive talent.  The program in fiscal year 2014 sought to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, annual and long-term incentives, and benefits.  The intent of the Company's executive compensation program is to reward the achievement of the Company's annual goals and objectives while supporting the Company's long-term business strategy.  The Board believes that the fiscal year 2014 executive compensation program linked executive compensation to the Company's performance and properly aligned the interests of our executive officers with those of our shareholders.  For example, the Company does not have any agreements with its executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control, and the Company's executive officers do not accrue additional retirement benefits under any supplemental executive retirement plan.
This Proposal 2, commonly known as a "say on pay" proposal, gives shareholders the opportunity to express their views on the compensation of the Company's named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, the Board recommends that shareholders vote in favor of the following resolution:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
The say on pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.  However, the Board and the Compensation Committee value the opinions of the shareholders, and to the extent there are a significant number of votes against the named executive officer compensation as disclosed in this proxy statement, shareholders' concerns will be considered and the Board and the Compensation Committee will evaluate what actions are necessary to address those concerns. Unless the Board modifies its policy on the frequency of holding "say on pay" advisory votes, the next "say on pay" advisory vote will occur at the Company's 2015 Annual Meeting of Shareholders.
Vote Required
This proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, for approval.  Proxies solicited by the Board will be voted FOR the approval of the compensation of the named executive officers unless a contrary vote is specified. The Board recommends that the shareholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.
TRUSTEE COMPENSATION
During the fiscal year ended April 30, 2014, trustees not employed by the Company received annual fees of $40,000, plus reimbursement of actual travel expenses.  Additionally, the Chairman of the Board received an additional $15,000 for serving as the Chairman (increased to an additional $25,000 per year effective as of May 1, 2014). The Chairman of the Audit Committee received an additional $15,000 for serving as Audit Committee Chair, and the Chairs of the Compensation and Nominating and Governance Committees received an additional $10,000, respectively, per year for serving as Committee Chairs. Other Audit, Compensation and Nominating and Governance Committee members received an additional $6,500 per year for service on the Audit, Compensation and Nominating and Governance Committees, respectively. Additionally, the Compensation Committee confirmed the grant of common shares of the Company to each of the non-employee trustees serving as a trustee as of the last day of fiscal year 2014, for their service as a trustee in fiscal year 2014.  Trustees who are employees of the Company do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee.

Trustee Compensation Table for Fiscal Year Ended April 30, 2014
The following table shows the total compensation paid to or earned by the individuals who served as non-employee members of the Company's Board of Trustees for any part of the fiscal year ended April 30, 2014.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Jeffrey L. Miller	68,000	28,976	96,976
John T. Reed(3)	28,587	0	28,587
W. David Scott(3)	25,708	0	25,708
Stephen L. Stenehjem	40,000	28,976	68,976
John D. Stewart	58,408	28,976	87,384
Linda J. Hall	54,700	28,976	83,676
Terrance P. Maxwell(4)	25,749	28,976	54,725
Jeffrey K. Woodbury	58,256	28,976	87,232
(1)	Includes annual fees and additional amounts paid to the Board Chairman, Audit, Compensation and Nominating and Governance Committee Chairs and Audit, Compensation and Nominating and Governance Committee members; does not include reimbursed expenses.
(2)	The grant date fair value of the share awards made to each of the non-employee trustees for fiscal year 2014 was $8.72 per share. The shares are fully vested and unrestricted.
(3)	Mr. Reed and Mr. Scott resigned from the Company's Board of Trustees in November 2013, and accordingly were not eligible for the fiscal year 2014 share grant to non-employee trustees.
(4)	Mr. Maxwell joined the Board on November 6, 2013.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Employees
Currently, and during fiscal year 2014, Karin M. Wentz, sister of Thomas A. Wentz, Jr., a Trustee and Chief Operating Officer of the Company, was employed by the Company as Secretary and Associate General Counsel. Ms. Wentz was paid a salary of $189,000 for her services during fiscal year 2014, and received in fiscal year 2015 under the Company's Incentive Award Plan an incentive award of $88,830 in cash, and 16,256 common shares of the Company with a grant date value of $141,750, with reference to fiscal year 2014 performance. Half of the common shares awarded are restricted, with a vesting date of April 30, 2015. Ms. Wentz also received in fiscal year 2014 the standard benefits provided to other Company employees.
Banking Services and Property Transactions
The Company has an ongoing banking relationship with First International Bank and Trust, Watford City, North Dakota ("First International"). Stephen L. Stenehjem, a member of the Company's Board of Trustees, is the President and Chief Executive Officer of First International, and the bank is owned by Mr. Stenehjem and members of his family. The Company has one mortgage loan outstanding with First International, with an original principal balance of $13.7 million (Williston Garden) bearing interest at 5.5% per annum. In connection with this loan, the Company maintains a compensating balance of $50,000. The Company also has a construction loan with First International for $43.7 million to finance the development of the Renaissance Heights I residential property in Williston, North Dakota. At April 30, 2014, the construction loan had a balance of $17.2 million bearing interest at 5.0% per annum. The Company paid interest on these loans of approximately $717,000 and $290,000, respectively, in fiscal year 2014. The Company has a multi-bank line of credit with a capacity of $72.0 million, of which First International is the lead bank and a participant with a $12.0 million commitment. In fiscal year 2014, the Company paid First International a total of approximately $125,000 in interest on First International's portion of the outstanding balance of this credit line, and paid fees of $40,000. In connection with this multi-bank line of credit, the Company maintains compensating balances with First International totaling $6.0 million, of which $1.5 million is held in a non-interest bearing account, and $4.5 million is held in an account that pays the Company interest on the deposited amount of 0.20% per annum. The Company also maintains a number of checking accounts with First International. In fiscal year 2014, the Company paid less than $500 in total in various bank service and other fees charged on these checking accounts. Total payments of interest and fees from the Company to First International Bank were approximately $1.2 million in fiscal year 2014.

In fiscal year 2014, the Company purchased from First International a parcel of land adjacent to the Company's Chateau Apartment property in Minot, North Dakota. The parcel is the former site of a First International branch bank building destroyed by the Minot, North Dakota flood in June 2011. The purchase price for the land was approximately $171,000. The Company also has a 20-year lease with First International, commencing during fiscal year 2013, under which First International leases office premises from the Company for use as a branch bank location in Minot. First International paid approximately $109,000 in rent under this lease in fiscal year 2014.
Related Party Transactions Policy
In February 2007 the Company's Board of Trustees adopted a written related party transactions approval policy, which sets forth the Company's policies and procedures for the review, approval or ratification of any transaction required to be reported in Company filings with the SEC. The policy applies to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company (or any of its subsidiaries) is a participant, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which a related party has a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).
The Audit Committee of the Board of Trustees must approve any related party transaction subject to this policy before commencement of the transaction, or, if it is not practicable to wait until the next Audit Committee meeting, the transaction may be submitted to the Chair of the Audit Committee, who has the delegated authority to act between Audit Committee meetings to pre-approve, or ratify, as applicable, any related party transaction in which the aggregate amount involved is expected to be less than $250,000.  Related party transactions that are identified as such subsequent to their commencement will promptly be submitted to the Audit Committee or the chair of the Audit Committee, which shall, if they determine it to be appropriate, ratify the transaction.  The Audit Committee will annually review all ongoing related party transactions and assess whether they remain appropriate.  Under the policy, the Audit Committee or its Chair shall approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as determined by the Committee or the Chair in good faith.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires that the trustees and executive officers of the Company and holders of more than 10% of the Company's equity securities file with the SEC, within specified due dates, initial reports of beneficial ownership of the Company's common shares of beneficial interest, Units and Preferred Shares, and reports of changes in ownership of Shares, Units and Preferred Shares.  As a matter of practice, the Company's administrative staff assists our trustees and executive officers with these reporting requirements, and typically files these reports on their behalf. The Company is required to disclose whether it has knowledge that any person required to file such reports may have failed to do so in a timely manner. Based solely on a review of the copies of the fiscal year 2014 reports in the Company's possession, and on written representations from the Company's trustees and executive officers that no other reports were required during the year ended April 30, 2014, the Company believes that all of the Section 16(a) reporting obligations for the fiscal year ended April 30, 2014 were met.
PROPOSAL 3:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
The Audit Committee has approved the selection of Grant Thornton LLP ("Grant Thornton") to serve as the Company's independent auditor for the current fiscal year ending April 30, 2015. Grant Thornton completed the audit for the Company's fiscal year 2014, ended April 30, 2014, and fiscal year 2013, ended April 30, 2013; the Company's fiscal year 2013 was the first year that Grant Thornton audited the Company's financial statements. Prior to the engagement of Grant Thornton, Deloitte & Touche LLP had been the Company's independent auditors for the Company's fiscal year 2004 through fiscal year 2012.  Deloitte & Touche's engagement as the Company's independent auditor terminated upon the filing of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2012.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification.  In the event that this selection of auditors is not ratified by a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent auditors.
The Company expects that representatives of Grant Thornton will be present at the 2014 Annual Meeting.  The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions from shareholders.
Fees Paid to the Company's Principal Independent Accountants
The following table summarizes the aggregate fees billed to date for the audit and other services provided by Grant Thornton for fiscal years 2014 and 2013. These amounts include reimbursed expenses. The Audit Committee approves in advance all fees paid to, and services provided by, the Company's independent registered public accounting firm. The Audit Committee has considered the services provided by Grant Thornton in fiscal year 2014 and has determined that all such services were compatible with maintaining Grant Thornton's independence.
	2014	2013
Audit Fees	$327,527	$298,954
Audit-Related Fees	19,000	0
Tax Fees	0	0
All Other Fees	3,500	3,500
Total	$350,027	$302,454

Audit Fees: This category includes the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided by the independent accountant in connection with regulatory filings, such as comfort letters and consents and assistance with and reviews of documents filed with the SEC.
Audit-Related Fees: This category consists of assurance and related services provided by the independent accountant that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under "Audit Fees."  The services for the fees disclosed under this category generally include fees for stand-alone audits of subsidiaries, due diligence associated with acquisitions, benefit plan audits, other accounting consulting, and Sarbanes-Oxley Section 404 pre-implementation assistance.
Tax Fees: This category consists of professional services rendered by the independent accountant primarily in connection with the Company's tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.
All Other Fees: This category consists of fees for other permissible services that do not meet the above category descriptions. The $3,500 in fiscal years 2014 and 2013 represents the annual charge to the Company for a web-based accounting research tool.
Vote Required
The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting, is required to approve Proposal 3. The Board recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the Company's independent auditors for fiscal year 2015.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Trustees (the "Audit Committee") oversees the accounting and financial reporting processes of the Company and the audits of the Company's annual financial statements on behalf of the Board. In addition, the Audit Committee oversees the work of the Company's internal audit function. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States ("GAAP") and for management's report on internal control over financial reporting. The Trust's independent registered public accounting firm, Grant Thornton LLP ("Grant Thornton"), is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting.
The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. The Audit Committee met five times during fiscal year 2014, and all of these meetings included executive sessions with our independent accountant without management being present. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Grant Thornton to review and discuss annual and quarterly financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with Grant Thornton matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures.
In addition, the Audit Committee discussed with Grant Thornton matters relating to its independence and has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence.
The Audit Committee pre-approves all services provided by the independent auditor to the Company, and the related fees for such services, and has concluded that all such services provided in fiscal year 2014 were compatible with the auditors' independence. No non-audit or non-audit related services were provided to the Company by the independent auditors in fiscal year 2014. See "Proposal 3: Ratification of Selection of Independent Auditors" for more information regarding fees paid to the Company's independent auditors for services in fiscal years 2014 and 2013.
During fiscal year 2014, the Audit Committee continued to oversee the internal auditor's ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. Grant Thornton, as part of its 2014 audit of our financial statements, independently reviewed our internal controls.
On the basis of the reviews and discussions the Audit Committee has had with Grant Thornton, our internal auditor, and with management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2014 for filing with the SEC.
The Audit Committee has selected Grant Thornton as the Company's independent registered public accounting firm for fiscal year 2015. The Board of Trustees has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.
Submitted by:
Jeffrey K. Woodbury (Chair)
Jeffrey L. Miller
John D. Stewart

SHAREHOLDER PROPOSALS
We did not receive a request from any shareholder that a matter be submitted to a vote at the 2014 Annual Meeting.  Shareholders who wish to submit a proposal for presentation at the annual meeting of shareholders to be held in 2015 must submit the proposal to the Company at PO Box 1988, Minot, ND, 58702-1988, Attention: Secretary. Such proposal must be received by the Company no later than April 6, 2015, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC and set forth in Rule 14a-8 of the Securities Exchange Act in order to be included in the proxy statement.
Shareholders who wish to make a proposal at the 2015 Annual Meeting of Shareholders without having the proposal included in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by June 22, 2015. If the shareholder fails to give notice by this date, then such notice will be considered untimely under Rule 14a-4(c)(1) of the Securities Exchange Act, and the persons named as proxies in the proxies solicited by the Board for the 2014 Annual Meeting may exercise discretionary voting power with respect to any such proposal.
The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
For information on recommending individuals for consideration as nominees to IRET's Board of Trustees, see the discussion under the subheading "Committees" in the section of this proxy statement entitled "Information Concerning the Board of Trustees."
SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only a single copy of our annual report and proxy statement or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing IRET common shares at two different brokerage firms, your household will receive two copies of the Company's annual meeting materials, one from each brokerage firm.
If you received a householded mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Investor Relations department by fax to 1-701-838-7785, by mail to the Company at Investor Relations, PO Box 1988, Minot, ND  58702-1988 or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. CT at 1-888-478-4738. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

COMMUNICATING WITH IRET
If you would like to receive information about Investors Real Estate Trust, you may use one of the following methods:
1.
The Company's Internet site, located at www.iret.com, contains information about the Company and its properties. The Company's Investor Relations site contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to the Company's SEC filings. This proxy statement and our 2014 Annual Report on Form 10-K are both available on the Internet at www.iret.com.

2.	To have information such as our latest Form 10-Q or annual report mailed to you, please call us at 1-888-478-4738 or send a fax with your request to 1-701-838-7785.
If you would like to contact us, call IRET Investor Relations at 1-888-478-4738, or send correspondence to IRET, Attn:  Investor Relations, PO Box 1988, Minot, North Dakota 58702-1988.
OTHER MATTERS
It is not expected that any matters other than those described in this proxy statement will be brought before the Annual Meeting.  If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.
By Order of the Board of Trustees

Karin M. Wentz
Secretary and Associate General Counsel
August 4, 2014
Minot, North Dakota
Upon written request of any shareholder entitled to receive this proxy statement, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the consolidated financial statements, the notes thereto and financial statement schedules, as filed with the Securities and Exchange Commission.  Any such request should be addressed to Karin M. Wentz, Secretary and Associate General Counsel of the Company, at PO Box 1988, Minot, ND 58702-1988.  This request must include a representation by the shareholder that as of July 18, 2014, the shareholder was entitled to vote at the Annual Meeting.

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INVESTORS  REAL  ESTATE  TRUST
1400 31st Ave SW, Suite 60
PO Box 1988
MINOT, ND 58702

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.					DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends that you vote FOR the following:	For	Against	Abstain		For	Against	Abstain
1. Election of Trustees	☐	☐	☐
01) — Linda J. Hall	☐	☐	☐
02) — Timothy P. Mihalick	☐	☐	☐
03) — Terrance P. Maxwell	☐	☐	☐	3. RATIFICATION OF SELECTION OF GRANT THORNTON LLP
04) — Jeffrey L. Miller	☐	☐	☐	AS THE COMPANY'S INDEPENDENT AUDITORS FOR
05) — Stephen L. Stenehjem	☐	☐	☐	THE FISCAL YEAR ENDING APRIL 30, 2015.	☐	☐	☐
06) — John D. Stewart	☐	☐	☐
07) — Thomas Wentz, Jr.	☐	☐	☐
08) — Jeffrey K. Woodbury	☐	☐	☐

The Board of Trustees recommends you vote For Proposals 2. and 3.				NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	For	Against	Abstain
2. ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐

Please sign exactly as you name(s) appear(s) hereon. When signing as attorney, executor administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (Joint Owners) Date				Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

The Investors Real Estate Trust 44th Annual Meeting of Shareholders
will be held on September 16, 2014, at 7:00 p.m. CDT at the
Grand Hotel 1505 North Broadway, Minot, North Dakota, 58703

This Proxy is Solicited on Behalf of the Board of Trustees.

The undersigned holder of Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST, a North Dakota Real Estate Investment Trust ("IRET"), hereby appoints Jeffrey L. Miller, Karin M. Wentz and John D. Stewart, and each of them (the "Representatives"), the true and lawful proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all Common Shares of Beneficial Interest of IRET which the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders of IRET to be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, on September 16, 2014, at 7:00 p.m., CDT, or at any adjournment thereof, in the manner  hereafter indicated. In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, BUT IF SUCH INSTRUCTIONS ARE NOT MARKED HEREIN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS TRUSTEES, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION  OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS, ALL IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT OF IRET, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This proxy may be revoked at any time before it is voted at the meeting by delivering written notice of revocation to IRET.

CONTINUED AND TO BE SIGNED ON REVERSE